                                                               Page 1 of 8 Pages

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                 Amendment No. 1
             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                     Alliance Atlantis Communications Corp.
                                (Name of Issuer)



                         (Title of Class of Securities)


                                   01855R 20 3
                                 (CUSIP Number)




                                                         Exhibit Index on page 8

CUSIP No. 01855R 20 3                13G                       Page 2 of 8 Pages

           NAME OF REPORTING PERSONS
      1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    Onex Corporation

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
      2                                                                  (b) / /


           SEC USE ONLY
      3

           CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                    Ontario, Canada


          NUMBER OF                          SOLE VOTING POWER
                                     5
            SHARES                                    None
         BENEFICIALLY
           OWNED BY
             EACH                               SHARED VOTING POWER
          REPORTING                  6
            PERSON                                       None
             WITH
                                                SOLE DISPOSITIVE POWER
                                     7
                                                         None

                                                SHARED DISPOSITIVE POWER
                                     8
                                                         None


           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                    None

           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
     10

           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11             0%

           TYPE OF REPORTING PERSON*
     12
                      CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 01855R 20 3                13G                       Page 3 of 8 Pages

           NAME OF REPORTING PERSONS
      1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                    OMI Quebec Inc.

           CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*             (a) / /
      2                                                                  (b) / /


           SEC USE ONLY
      3

           CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                    Canada


          NUMBER OF                          SOLE VOTING POWER
                                     5
            SHARES                                    None
         BENEFICIALLY
           OWNED BY
             EACH                               SHARED VOTING POWER
          REPORTING                  6
            PERSON                                       None
             WITH
                                                SOLE DISPOSITIVE POWER
                                     7
                                                         None

                                                SHARED DISPOSITIVE POWER
                                     8
                                                         None


           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                    None

           CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            / /
     10

           PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11             0%

           TYPE OF REPORTING PERSON*
     12
                      CO

                     *SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 01855R 20 3                13G                       Page 4 of 8 Pages



          NAME OF REPORTING PERSONS
      1   S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

                   Gerald W. Schwartz

          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*              (a) / /
      2                                                                  (b) / /


          SEC USE ONLY
      3


          CITIZENSHIP OR PLACE OF ORGANIZATION
      4
                   Canada


         NUMBER OF                  5       SOLE VOTING POWER
           SHARES                                    None
        BENEFICIALLY
          OWNED BY                  6       SHARED VOTING POWER
            EACH
         REPORTING                                   None
           PERSON
            WITH
                                            SOLE DISPOSITIVE POWER
                                    7
                                                     None

                                            SHARED DISPOSITIVE POWER
                                    8
                                                     None


          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
      9
                   None


          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)  EXCLUDES CERTAIN SHARES*
                                                                            / /
     10


          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     11

                   0%


          TYPE OF REPORTING PERSON*
     12
                      IN

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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                                                               Page 5 of 8 Pages

The Statement on Schedule 13G relating to Alliance Atlantis Communications Corp. (the "Company") is hereby amended to amend and restate the Items set forth below to read as follows:

ITEM 2(d)                  TITLE OF CLASS OF SECURITIES:

                           None.

ITEM 4                     OWNERSHIP:

         (a)               Amount Beneficially Owned:

                           None.

         (b)               Percent of Class:

                           None.

         (c)               Number of shares as to which such person has:

                   (i)     Sole power to vote or to direct the vote:

                           0

                  (ii)     Shared power to vote or to direct the vote:

                           0

                  (iii) Sole power to dispose or to direct the disposition of:

                           0

                  (iv) Shared Power to dispose or to direct the disposition of:

                           0

                  In October 1994, Onex and OMI Quebec purchased an aggregate $16,500,000 Can. convertible Non-Voting Debentures. In July 1998 the Non-Voting Debentures were converted into $8,794,000 Convertible Unsecured Subordinated Debentures and $8,794,000 Convertible Non-Voting Debentures which were owned by Onex and OMI Quebec, respectively. In September 1998, the Convertible Unsecured Subordinated Debentures were converted into 462,842 Class A Voting Shares and the Convertible Non-Voting Debentures were converted into $8,794,000 Convertible Unsecured Subordinated Debentures. The Convertible Unsecured Subordinated Debentures are convertible into Class A Voting Shares. The Class A Voting Shares are not securities of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the "Act"). The Class A Voting Shares are convertible into Class B Non-Voting Shares, which are not "equity securities" as defined in paragraph (i) of Rule 13d-1 of the Act. Therefore, the ownership of such securities does not require disclosure pursuant to Rule 13d-1 of the Act. This amendment is being filed to correct the information previously reported and not to report the acquisition or disposition of beneficial ownership of a security.

                                                               Page 6 of 8 Pages

ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following.

                                    [x]

                                                               Page 7 of 8 Pages

                                    SIGNATURE


                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 15, 1999


                                              ONEX CORPORATION


                                              By:/s/ Donald W. Lewtas
                                              -------------------------------
                                              Name: Donald W. Lewtas
                                              Title: Authorized Signatory


                                              /s/ Donald W. Lewtas
                                              -------------------------------
                                              Donald W. Lewtas
                                              Authorized signatory for
                                              Gerald W. Schwartz


                                              OMI QUEBEC INC.


                                              By:/s/ Glenn Wight
                                              -------------------------------
                                              Name: Glenn Wight
                                              Title: Director


                                              By:/s/ Ewout Heersink
                                              -------------------------------
                                              Name: Ewout Heersink
                                              Title: Vice President

                                                               Page 8 of 8 Pages
                                Index to Exhibits



                                                          PAGE NO. IN SEQUENTIAL
EXHIBIT                                                   NUMBERING SYSTEM
-------                                                   ----------------

1.       Joint Filing Agreement, dated November 25,
         1998, between Onex, Mr. Schwartz and OMI
         Quebec incorporated by reference to the
         Schedule 13G relating to the Company, filed with the Securities and Exchange Commission by Onex, Mr. Schwartz and OMI Quebec on December
         3, 1998.


2. Power of Attorney incorporated by reference to the Amendment to Form 4 relating to Dura
         Automotive Systems, Inc., filed with the Securities and Exchange Commission by Onex on
         September 10, 1996.

3. Power of Attorney incorporated by reference to the Amendment to Form 4 relating to Dura
         Automotive Systems, Inc., filed with the Securities and Exchange Commission by Mr.
         Schwartz on September 10, 1996.